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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C.  20549


                                    FORM 8-K

                                 CURRENT REPORT


     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

          Date of Report (Date of earliest event reported) July 3, 1997


                                 ANTIVIRALS INC.
                                 ---------------
             (Exact name of registrant as specified in its charter)


          Oregon                     0-22613                     93-0797222
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(State of incorporation)      (Commission file Number)         (IRS Employer
                                                            Identification No.)


               One S.W. Columbia, Suite 1105, Portland, OR  92258
               --------------------------------------------------


        Registrant's telephone number, including area code (503) 227-0554

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Item 5.  Other Events

     AntiVirals Inc. (the "Company") announced on July 8, 1997 that its underwriters have exercised their over-allotment option to purchase 300,000 units. Net proceeds to the Company were approximately $2.5 million. In an initial public offering completed June 3, 1997, AntiVirals sold 2,000,000 Units, each consisting of one common share and one warrant at $9.00 per unit. The combined net proceeds to the Company from both transactions were approximately $19 million.

     The Company also concluded its rescission offer on July 3, 1997 to certain shareholders who purchased Common Stock between October 1990 and March 1994. 64,000 shares were tendered to the Company and a total consideration of approximately $408,000 was paid to the rescinding shareholders.

     After the rescission and the over-allotment, the Company will have a total of 11,034,478 shares outstanding.

     AntiVirals' Common Stock and Warrants are traded on the Nasdaq National Market under the symbol AVII and AVIIW, respectively. The underwriters for the initial public offering were Paulson Investment Company, Inc., Millennium Financial Group, Inc. and First Colonial Securities Group, Inc.

     AntiVirals Inc. is a pioneer company in the field of gene-inactivating technology referred to as antisense and has developed a patented class of NEU-GENE antisense compounds which may be useful in the treatment of a wide range of human diseases. The first application of the Company's NEU-GENE antisense technology is designed to treat restenosis, a cardiovascular disease. The Company has also developed new drug delivery technology, called CYTOPORTER, which may be useful with many FDA-approved drugs as well as with its antisense compounds. The Company's first planned drug delivery products combine its CYTOPORTER delivery engine with two FDA-approved drugs, cyclosporin and paclitaxel (Taxol), to enhance delivery and reduce side effects associated with these drugs.

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                                   SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                   ANTIVIRALS INC.
                                   --------------------------------------------
                                                       (Registrant)


Date:     July 8, 1997             By: /s/ Alan P. Timmins
     ----------------------        --------------------------------------------
                                   Alan P. Timmins
                                   Chief Operating Officer and
                                   Chief Financial Officer